UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 7, 2022

APTINYX INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38535	47-4626057
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Davis Street, Suite 600

Evanston, IL 60201

(Address of principal executive offices, including zip code)

(847) 871-0377

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	APTX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 7, 2022, Aptinyx Inc. (the “Company”) received approval from The Nasdaq Stock Market LLC (“Nasdaq”) to transfer its stock listing from The Nasdaq Global Select Market to The Nasdaq Capital Market, effective with the opening of the market on December 9, 2022. The Company’s common stock will continue to trade under the symbol “APTX”. The Nasdaq Capital Market is a continuous trading market that operates in substantially the same manner as The Nasdaq Global Select Market.

As previously disclosed, the Company was not in compliance with Nasdaq’s $1.00 minimum bid price requirement (the “Bid Price Requirement”). The Company's securities were subject to delisting from The Nasdaq Global Select Market tier unless the Company regained compliance with the Bid Price Requirement or successfully transferred its listing to The Nasdaq Capital Market tier. In connection with the transfer, on December 7, 2022, the Company received a letter from the Nasdaq Listing Qualifications Department (the “Staff”) notifying the Company that the Company is eligible for an additional 180 calendar day period, or until June 5, 2023, to regain compliance with the Bid Price Requirement. The Staff’s approval was in part based upon the Company meeting the applicable market value of publicly held shares requirement for continued listing and all other applicable requirements for initial listing on The Nasdaq Capital Market (except for the Bid Price Requirement); the Company’s written notice of its intention to cure the deficiency by effecting a reverse stock split, if necessary; its agreement to the conditions outlined in the Nasdaq Listing Agreement; and additional supporting information provided in its application. If, at any time before June 5, 2023, the bid price for the Company’s common stock closes at $1.00 or more for a minimum of 10 consecutive business days as required under the applicable rule, the Staff will provide written notification to the Company that it has regained compliance with the Bid Price Requirement, unless the Staff exercises its discretion to extend this ten-day period pursuant to Nasdaq Listing Rule 5810(c)(3)(H).

If the Company does not regain compliance with the Bid Price Requirement by the applicable date, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to a Nasdaq Listing Qualifications Panel. However, there can be no assurance that, if the Company receives a delisting notice and appeals the delisting determination by the Staff to the panel, such appeal would be successful.

The Company intends to monitor the closing bid price of its common stock and will consider all available options to regain compliance with the Bid Price Requirement. However, there can be no assurance that the Company will be able to regain compliance with the Bid Price Requirement.

Additionally, as disclosed in its Current Report on Form 8-K filed on December 1, 2022, the Company announced that Patrick Enright had resigned as a member of the Company’s Board of Directors (the “Board”), including from all committees of the Board. Accordingly, the Audit Committee of the Board currently has two members. Rule 5605 of the Nasdaq Listing Rules requires that the audit committee of a listed company comprise at least three independent directors. Listing Rule 5605(c)(4)(B) provides a specified cure period to fill any audit committee vacancy created by the resignation of an audit committee member.

As expected, on December 7, 2022, the Company received a letter from Nasdaq noting that the Company was not in compliance with the requirement of Listing Rule 5605 (the “Rule”). The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or November 30, 2023 (or by May 29, 2023, if such annual meeting is held before May 29, 2023). The Company must submit to Nasdaq documentation, including the biography of any new director, evidencing compliance with the Rule no later than this date. The Company intends to comply with Nasdaq’s audit committee requirements as set forth in the Rule within the cure period provided by Nasdaq and will evidence such compliance to Nasdaq no later than this date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aptinyx Inc.

Date: December 8, 2022	By:	/s/ Ashish Khanna
Ashish Khanna
Chief Financial Officer